MANHATTAN MINERALS CORP.
NEWS RELEASE

February 3, 2005	Toronto Stock Exchange
Trading Symbol: MAN

MANHATTAN ANNOUNCES SUCCESSFUL EXTRAORDINARY MEETING

Manhattan Minerals Corp. (the "Company") is pleased to announce that at its extraordinary shareholder meeting held February 2, 2005, each of the following matters were approved:

  The election of each of Peter Guest, John A. Clarke, Bryan Morris, and Bruce K. McKnight as directors of the Company;

  The amendment of the Company's constating documents, and the adoption of new Articles, to comply with the new Business Corporations Act, British Columbia;

  The increase in the Company's authorized share capital to an unlimited number of common shares without par value;

  The change of the Company's name to "Mediterranean Minerals Corp.";

  The completion in the next 12 months of one or more private placements of the Company's common shares in individual or aggregate amounts exceeding 25% of the Company's current issued and outstanding shares;

  The amendment of the Company's Share Compensation Plan to add 1,000,000 shares available for issuance thereunder; and

  The sale of all of all the Company's assets and interests in Peru, including all of its rights to each of the Lancones, Papayo and Tambogrande mineral properties, its Peruvian corporate subsidiaries and all tax losses associated with past operations; either on the terms as negotiated with Solar Energy Ltd. or to such other persons and on such other terms as the board may reasonably consider to be in the best interests of the Company.

The implementation of each of the above items (other than item 1) is subject to approval of the TSX.

Following the meeting, Dr. Peter Guest was reaffirmed as the Company's CEO and President.

The Company continues to investigate mineral and precious metal opportunities in Turkey. In addition to the Company's Tac and Corak exploration property interests, it is currently negotiating to raise the necessary deposit funding toward the purchase of an interest in a development stage gold property in Turkey.

For additional information, please contact:
Peter J. Guest	604-669-3397
President, and CEO	www.manhattan-min.com

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